Exhibit 99.1

Hillenbrand Fourth-Quarter Revenue Increased 10% to $254 Million

•      Process Equipment Group revenue grew 33% to $102 million (10% organic)

•      EBITDA increased 6% to $47 million (8% increase to $57 million on adjusted basis)

•      Diluted EPS increased 5% to $0.40 (4% increase to $0.50 on adjusted basis)

BATESVILLE, Indiana, November 26, 2012 — /PRNewswire/ — Hillenbrand (NYSE: HI) revenue for the fourth quarter of 2012 grew 10% to $254 million compared to the same quarter last year. This represents 11% revenue growth on a constant currency basis. This was driven by Process Equipment Group revenue growth of 33% to $102 million (10% organic growth). The group’s order backlog was $121 million, representing a sequential decline from $140 million in the third quarter, but consistent with prior year backlog of $119 million. As in the prior year, several large orders shipped during the quarter, reducing the backlog balance.

Due to an estimated 3% decrease in North American burials, Batesville revenue dropped 2% to $152 million. The decline in burials was driven by an estimated 1% decrease in North American deaths compared to the same quarter last year, as well as an increase in the rate at which consumers opted for cremation.

Consolidated gross profit margin in the fourth quarter was 39.5% compared to 39.2% in the prior year. On an adjusted basis, which excludes restructuring charges and inventory step-up charges related to the Rotex acquisition, the consolidated gross profit margin was 39.8%, a 60 basis point decline over the prior year. The decrease was largely driven by volume declines at the Batesville business platform.

Net income for the fourth quarter increased 6% over the prior year to $25 million, with diluted EPS up 5% to $0.40. On an adjusted basis, net income increased 6% to $31 million and diluted EPS increased 4% to $0.50, as continued strong growth from the Process Equipment Group was offset in part by lower Batesville volumes. EBITDA was $47 million, a 6% increase from the prior year.  On an adjusted basis, EBITDA increased by 8% to $57 million. Hillenbrand once again delivered strong cash flow from operations, reporting $29 million compared to $34 million last year.

“We continue to be pleased with the outstanding performance of the Process Equipment Group and believe that it illustrates both the importance, and the success, of our growth strategy,” said Kenneth A. Camp, president and chief executive officer of Hillenbrand. “We have been able to offset the challenges Batesville has faced in 2012 by leveraging our consistent strong cash flow from both business platforms to grow our business organically and through acquisitions. The recently announced acquisition of Coperion marks a critical and significant strategic step forward for our company and our shareholders.”

Year-to-Date Summary

For the year ended September 30, 2012, Hillenbrand’s revenue increased 11% over the prior year to $983 million. This represents 12% revenue growth on a constant currency basis. Gross profit margin was 39.6% (40.0% adjusted) compared to 41.9% (42.2% adjusted) in the prior year. Other income and expense decreased $12 million largely due to the full collection of the Forethought Note in April 2011 ($6 million) and lower investment gains ($4 million). The decline in other income and expense drove lower net income of $105 million (1% decline) and diluted EPS of $1.68 (2% decline). On an adjusted basis, net income decreased 4% to $110 million ($1.76 per diluted share). EBITDA decreased 5% to $187 million from the prior year and 1% to $207 million on an adjusted basis. Cash flow from operations was $138 million compared to $190 million in the prior year, which included $60 million from the collection of the Forethought Note.

Coperion Acquisition

As previously announced, Hillenbrand has entered into a definitive agreement to acquire privately held Coperion Capital GmbH (Coperion), a portfolio company of Deutsche Beteiligungs AG, for an estimated purchase price of €423 million ($550 million at current exchange rates), which includes the assumption of an estimated €91 million of net debt and €100 million of pension liabilities. The final price is subject to certain closing and post closing adjustments. The transaction is expected to close in early December 2012, depending upon satisfaction of certain conditions, including receipt of applicable regulatory approvals. The company will provide guidance for fiscal year 2013 after the Coperion transaction closes.

The company will host a conference call and simultaneous webcast Tuesday, November 27, at 8 a.m. ET to discuss the results for the fourth quarter of fiscal year 2012, which ended September 30, 2012. The webcast will be available at

http://ir.hillenbrand.com and will be archived on the company’s website through Tuesday, November 26, 2013. To access the conference call, listeners in the United States and Canada may dial 1-877-853-5642, and international callers may dial +1-253-237-1134. Use conference call ID number 43752338. A replay of the call will be available until midnight ET, Tuesday, December 11, 2012, by dialing 1-855-859-2056 toll free in the United States and Canada or +1-404-537-3406 internationally, and using the conference ID number 43752338.

Hillenbrand’s financial statements on Form 10-K are expected to be filed jointly with this release and are available on the company’s website (www.Hillenbrand.com).

Hillenbrand (www.Hillenbrand.com) is a global diversified industrial company that makes and sells premium business-to-business products and services for a wide variety of industries. We pursue profitable growth and meaningful dividends for our shareholders by leveraging our leading brands, robust cash generation capabilities and strong core competencies. HI-INC-F

Consolidated Statements of Income (Unaudited)
(in millions, except per share data)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,
	2012	2011	2012	2011

Net revenue	$253.5	$231.2	$983.2	$883.4
Cost of goods sold	153.4	140.5	594.3	513.5
Gross profit	100.1	90.7	388.9	369.9
Operating expenses	61.5	56.9	240.1	211.3
Operating profit	38.6	33.8	148.8	158.6
Interest expense	3.6	2.7	12.4	11.0
Other income (expense)	(0.7)	0.9	(1.5)	10.2
Income before income taxes	34.3	32.0	134.9	157.8
Income tax expense	9.5	8.5	30.1	51.7
Net income	$24.8	$23.5	$104.8	$106.1

Basic earnings per share	$0.40	$0.38	$1.68	$1.71
Diluted earnings per share	0.40	0.38	1.68	1.71
Weighted average shares outstanding — basic	62.3	62.1	62.2	62.0
Weighted average shares outstanding — diluted	62.5	62.1	62.4	62.0
Cash dividends per share	$0.1925	$0.1900	$0.77	$0.76

Condensed Consolidated Statements of Cash Flow (Unaudited)
(in millions)

	Twelve Months Ended September 30,
	2012	2011
Net cash provided by operating activities	$138.2	$189.5
Net cash (used in) provided by investing activities	(22.5)	(154.5)
Net cash used in financing activities	(211.1)	(22.0)
Effect of exchange rate changes on cash and cash equivalents	0.1	4.1
Net cash flow	(95.3)	17.1

Cash and cash equivalents:
At beginning of period	115.5	98.4
At end of period	$20.2	$115.5

In addition to the financial measures prepared in accordance with accounting principles generally accepted in the U.S. (GAAP), this earnings release also contains non-GAAP financial measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Hillenbrand uses this information internally and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of our ongoing operating results. The information can also be used to perform trend analysis and to better identify operating trends that may otherwise be masked or distorted by these types of items. Finally, the company believes these non-GAAP measures provide a higher degree of transparency to the company’s core operations.

We analyze net revenue on a constant currency basis to better measure the comparability of results between periods. We provide this information because exchange rates can distort the underlying change in sales, either positively or negatively. Organic revenue growth is defined as the year-over-year comparison of constant currency revenue with all acquired companies included in the base year. EBITDA is defined as net income less interest income, plus interest expense, income tax expense (benefit), depreciation and amortization.

Reconciliation of Non-GAAP Measures (Unaudited)
(in millions, except per share data)

	Three Months Ended September 30, 2012				Three Months Ended September 30, 2011
	Reported	Adjustments		Adjusted	Reported	Adjustments		Adjusted
Cost of goods sold	$153.4	$(0.7	)(a)	$152.7	$140.5	$(2.8	)(b)	$137.7
Gross profit	100.1	0.7		100.8	90.7	2.8		93.5
Operating expenses	61.5	(8.6	)(c)	52.9	56.9	(5.9	)(d)	51.0
Operating profit	38.6	9.3		47.9	33.8	8.7		42.5
Income tax expense	9.5	3.1	(e)	12.6	8.5	3.0	(e)	11.5
Net income	24.8	6.2		31.0	23.5	5.7		29.2
Diluted EPS	0.40	0.10		0.50	0.38	0.10		0.48

	Twelve Months Ended September 30, 2012				Twelve Months Ended September 30, 2011
	Reported	Adjustments		Adjusted	Reported	Adjustments		Adjusted
Cost of goods sold	$594.3	$(4.2	)(a)	$590.1	$513.5	$(2.8	)(b)	$510.7
Gross profit	388.9	4.2		393.1	369.9	2.8		372.7
Operating expenses	240.1	(18.8	)(f)	221.3	211.3	(8.9	)(g)	202.4
Operating profit	148.8	23.0		171.8	158.6	11.7		170.3
Income tax expense	30.1	18.1	(h)	48.2	51.7	4.0	(g)	55.7
Net income	104.8	4.9		109.7	106.1	7.7		113.8
Diluted EPS	1.68	0.08		1.76	1.71	0.13		1.84

(a)	Restructuring
(b)	Inventory step-up
(c)	Antitrust litigation ($5.0), business acquisition ($3.0), restructuring ($0.6)
(d)	Business acquisition ($4.6), backlog amortization ($0.8), restructuring ($0.6), and sales tax recoveries ($0.1)
(e)	Tax effect of adjustments
(f)	Antitrust litigation ($5.5), restructuring ($4.3), business acquisition ($4.2), backlog amortization ($2.5), and long-term incentive compensation related to the international integration ($2.2)
(g)	Restructuring ($1.3), antitrust litigation ($1.3), business acquisition costs ($6.3), backlog amortization ($0.8), and sales tax recoveries ($0.8)
(h)	Tax benefit of the international integration ($10.4) and tax effect of adjustments ($7.7)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2012	2011	2012	2011
GAAP net income	$24.8	$23.5	$104.8	$106.1
Interest income	(0.2)	(0.2)	(0.5)	(7.4)
Interest expense	3.6	2.7	12.4	11.0
Income tax expense	9.5	8.5	30.1	51.7
Depreciation and amortization	9.4	10.1	40.4	36.1
EBITDA	$47.1	$44.6	$187.2	$197.5
Antitrust litigation	5.0	—	5.5	1.3
Long-term incentive compensation related to the international integration	—	—	2.2	—
Restructuring	1.3	0.6	8.3	1.3
Inventory step-up	—	2.8	—	2.8
Business acquisition costs	3.0	4.6	4.2	6.3
Sales tax recoveries	—	(0.1)	—	(0.8)
EBITDA - adjusted	$56.4	$52.5	$207.4	$208.4

Throughout this release, we make a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As the words imply, forward-looking statements are statements about the future, as contrasted with historical information. Our forward-looking statements are based on assumptions and current expectations of future events that we believe are reasonable, but by their very nature they are subject to a wide range of risks. If our assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from Hillenbrand’s expectations and projections.

Words that could indicate that we are making forward-looking statements include the following:

intend	believe	plan	expect	may	goal	would
become	pursue	estimate	will	forecast	continue	could
targeted	encourage	promise	improve	progress	potential	should

This is not an exhaustive list. Our intent is to provide examples of how readers might identify forward-looking statements. The absence of any of these words, however, does not mean that the statement is not forward-looking.

Here is the key point: Forward-looking statements are not guarantees of future performance, and our actual results could differ materially from those set forth in any forward-looking statements. Any number of factors, many of which are beyond our control, could cause our performance to differ significantly from what is described in the forward-looking statements. These factors include, but are not limited to: the outcome of any legal proceedings that may be instituted against Hillenbrand, or any companies we may acquire; risks that an acquisition disrupts current operations or poses potential difficulties in employee retention or otherwise affects financial or operating results; the ability to recognize the benefits of an acquisition, including potential synergies and cost savings or the failure of an acquired company to achieve its plans and objectives generally; global market and economic conditions, including those related to the credit markets; volatility of our investment portfolio; adverse foreign currency fluctuations; ongoing involvement in claims, lawsuits and governmental proceedings related to operations; labor disruptions; the dependence of our business units on relationships with several large providers; increased costs or unavailability of raw materials; continued fluctuations in mortality rates and increased cremations; competition from nontraditional sources in the funeral services business; cyclical demand for industrial capital goods; and certain tax-related matters. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in item 1A of Hillenbrand’s Annual Report on Form 10-K for the year ended September 30, 2012, filed with the Securities and Exchange Commission on November 26, 2012. The company assumes no obligation to update or revise any forward-looking information.

CONTACT

Chris Gordon, Director, Investor Relations
Phone: 812-931-5001
Email: chris.gordon@hillenbrand.com